Exhibit 99.1

News Release

First Solar Restructures Operations to Align With Sustainable Market Opportunities

Frankfurt (Oder) Manufacturing Facility to be Closed;

Four Production Lines in Kulim, Malaysia, to be Indefinitely Idled;

Expected Savings of $100-120 Million Annually; 2012 Restructuring Charges of $245-370 Million;

Company Pays Down $145 Million of Debt

TEMPE, Ariz., April 17, 2012 – First Solar, Inc. <NASDAQ: FSLR> today announced it is restructuring its operations in response to deteriorating market conditions in Europe and to reduce costs and align its organization with sustainable market opportunities. As part of this program, First Solar will close its manufacturing operations in Frankfurt (Oder), Germany, in the fourth quarter of 2012. Additionally, the Company will indefinitely idle four production lines at its manufacturing center in Kulim, Malaysia, on May 1, 2012. These actions, combined with other personnel reductions in Europe and the U.S., will reduce First Solar’s global workforce by approximately 2,000 positions, about 30 percent of the total.

The restructuring initiatives are expected to reduce First Solar’s costs by $30-60 million this year and $100-120 million annually going forward. In addition, the Company’s average manufacturing cost is expected to improve to $0.70-$0.72 per watt in 2012 as a result of the changes, below prior expectations of $0.74 per watt. In 2013 the Company estimates average module manufacturing costs will range from $0.60 to $0.64 per watt.

To achieve these significant cost savings, the Company will record restructuring and other related charges of $245-370 million, of which $80-120 million are cash expenditures, consisting of:

•	$150-250 million in asset impairment, primarily related to the Frankfurt (Oder) plants

•	$50-70 million in severance

•	$30 million for repayment of a government grant related to the Frankfurt (Oder) operations

•	$15-$20 million for other charges which represents valuation allowances for deferred tax assets in Europe and costs associated with the repayment of the German debt

First Solar expects to incur these charges primarily during the first quarter of 2012 and the rest over the course of this year. In addition, First Solar has voluntarily paid down approximately $145 million of debt ahead of schedule in 2012, which represents repayment in full for outstanding amounts under the Company’s German loan agreement.

“After a thorough analysis, it is clear the European market has deteriorated to the extent that our operations there are no longer economically sustainable, and maintaining those operations is not in the best long-term interest of our stakeholders,” said Mike Ahearn, Chairman and Interim CEO of First Solar. “Decisions like this are not easy, especially given how important the European markets and our associates in Europe have been to the development of our Company and the solar industry as a whole. We are committed to treating all affected associates fairly, and to building our relationships with European business partners that are aligned with our strategy of pursuing utility-scale solar opportunities in sustainable markets around the world.”

“The solar market has fundamentally changed, and we are quickly adapting our market approach and operations to maintain and build upon our competitive advantage,” said Ahearn. “After a period of robust growth, First

Solar is scaled to operate at higher volumes than currently exist following the reduction of subsidies in key legacy markets. As a result, it is essential that we reduce production and decrease expenses to reflect the smaller volume of high-probability demand we forecast. These actions will enable us to focus our resources on developing the markets where we expect to generate significant growth in coming years.”

First Solar has scheduled a conference call today, April 17, 2012 at 11 a.m. EDT to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tues., April 26, 2012 at 2 p.m. EDT and can be accessed by dialing 888-203-1112 if you are calling from within the United States or +1-719-457-0820 if you are calling from outside the United States and entering the replay pass code 6656447. A replay of the webcast will be available on the Investors section of the company’s web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced thin-film modules. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module collection and recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media

Ted Meyer

+1 (602) 427-3318

ted.meyer@firstsolar.com

Alan Bernheimer

+1 (415) 935-2499

ABernheimer@firstsolar.com

Brandon Mitchener (Europe)

+32 (2) 233-1113

BMitchener@firstsolar.com

Investors

David Brady

dbrady@firstsolar.com

Luke Fairborn

lucas.fairborn@firstsolar.com

Michelle Pereira

michelle.pereira@firstsolar.com

+1 (602) 414-9315

SOURCE: First Solar, Inc.